Exhibit 16.1

July 7, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read AvePoint, Inc.’s statements (formerly known as Apex Technology Acquisition Corporation) included under Item 4.01 of its Form 8-K dated July 7, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 1, 2021, to be effective following the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC
New York, New York